UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

 Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (date of earliest event reported): January 3, 2017

U.S. ENERGY CORP.
(Exact Name of Company as Specified in its Charter)

Wyoming	000-6814	83-0205516
(State or other jurisdiction of	(Commission File No.)	(I.R.S. Employer
incorporation or organization)		Identification No.)

4643 S. Ulster Street, Suite 970, Denver, CO	80237
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (303) 993-3200

(Former Name, Former Address or Former Fiscal Year, If Changed From Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2):

☐	Written communications pursuant to Rule 425 under the Securities Act
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act

Item 1.01. Entry into a Material Definitive Agreement.

On January 3, 2017, U.S. Energy Corp. (the “Company”) announced the extension of its exclusive rights to participate with IronHorse Resources, LLC (“IronHorse”) in the Wattenberg Development Project previously announced. The Company and IronHorse had entered into an Earnings and Participation Agreement dated September 14, 2016 (the “Agreement”) as to the purchase of 40% of IronHorse’s interest in five Wattenberg farmout agreements. The Company and IronHorse have entered into a new agreement dated January 3, 2017 extending the time for the Company to provide satisfactory proof of funding to January 31, 2017. The Company will prepay 23,000 shares of the stock bonus previously agreed on in cash on or before January 12, 2017. The Company is currently engaged with a financial institution and will continue to pursue various options for funding the Company’s projects, including the Wattenberg Development Project with IronHorse. The Company remains optimistic about the Wattenberg project especially with the favorable commodity prices and improving economics.

Item 8.01. Other Events.

On January 4, 2017, the Company issued a press release, a copy of which is furnished as Exhibit 99.1, announcing the signing of the Agreement discussed in Item 1.01 herein. That press release is not incorporated by reference into this Item 8.01.

Item 9.01 Financial Statements and Exhibits

(d) Exhibits

Exhibit No.	Description
99.1	Press Release dated January 4, 2017

SIGNATURES

Pursuant to the requirements of the Securities and Exchange Act of 1934, the Company has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

U.S. Energy Corp.

Dated: January 5, 2017	By:	/s/ David A. Veltri
David A. Veltri
President and Chief Executive Officer

EXHIBIT INDEX

Exhibit No.	Description
99.1	Press Release dated January 4, 2017